SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

CRUZAN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13453	59-1284057
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL		33401
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (561) 655-8977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 20, 2005, Cruzan International, Inc. (the “Company”) issued a press release announcing that it had set Friday, May 20, 2005 as the record date for its previously announced rights offering.  The offering will grant holders of the Company’s common stock (except the Company’s principal stockholder, Angostura Limited and its affiliates) nontransferable subscription rights to purchase in the aggregate up to 408,787 shares of the Company’s common stock at a subscription price of $13.91 (the closing price of the Company’s common stock on the American Stock Exchange on May 19, 2005).

Under the terms of the offering (the registration statement for which is not yet effective), holders of the Company’s common stock (except Angostura Limited and its affiliates) will be entitled to one nontransferable basic subscription right to purchase one share of common stock for each five shares of common stock held at the close of business on the May 20, 2005 record date.  If any holders of subscription rights do not exercise their basic subscription rights in full, the Company will permit stockholders who do exercise their basic subscription rights in full to subscribe for additional shares at the same subscription price per share, on a pro rata basis.  In accordance with customary trading practices, investors must acquire shares of the Company’s common stock by the close of business on May 20, 2005 in order to receive the rights attendant to such shares.

A copy of the press release relating to the foregoing is set forth as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.

(c)	Exhibits.
99.1 The Company’s Press Release, dated May 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUZAN INTERNATIONAL, INC.

Date:	May 20, 2005	By:	/s/ Ezra Shashoua
Ezra Shashoua
Executive Vice President and
Chief Financial Officer